                                                                    Exhibit 99.1


                                      Contact:   Arnold Agbayani
                                                 Vice President, Finance & CFO
                                                 IXYS Corporation
                                                 3540 Bassett Street
                                                 Santa Clara, California  95054
                                                 (408) 982-0700


IXYS RETURNS TO PROFITABILITY AND SHOWS RECORD QUARTERLY REVENUES WITH 46% INCREASE OVER PRIOR YEAR

SANTA CLARA, CA. August 11, 2003 -- IXYS Corporation (NASDAQ:SYXI) today reported record revenues of $40.1 million for the quarter ended June 30, 2003, which is an increase of 46.1% over revenues of $27.4 million reported for the same quarter in the prior fiscal year, and a 6.0% sequential increase from revenues of $37.8 million reported for the quarter ended March 31, 2003. The results represent the sixth consecutive quarter of increased revenues and the fourth consecutive quarter with record revenues.

Gross profit was $12.3 million, or 30.8% of net revenues, for the quarter ended June 30, 2003. This compares with a gross profit of $6.4 million, or 23.2% percent of net revenues, reported for the same quarter in the prior fiscal year.

The net profit for the quarter ended June 30, 2003 was $443,000 ($0.01 per share, diluted), compared with the net loss of $1.4 million ($0.05 loss per share, diluted) reported for the same quarter in the prior fiscal year.

The net profit in the quarter ended June 30, 2003 includes legal expenses associated with ongoing litigation totaling about $1.1 million.

"The results indicate the strength of IXYS in its markets, beating the semiconductor industries' average as reported by the SIA significantly. The SIA reported worldwide revenues of semiconductors in the June 2003 quarter up 10.4% from last year, and up 3.2% sequentially. We have increased our penetration into the growing medical market and the material process, traction and consumer markets. Asia and Europe have been the growth engines in this quarter. Our new products continue to penetrate in the high power industrial and traction applications and in the telecom and RF sectors," said Nathan Zommer CEO of IXYS. "We are starting to enjoy the benefits of the synergies within our divisions, by introducing synergetic products. We are getting new orders in new market segments, in which we did not participate before, as a direct result of synergies. Closing the June quarter with consecutive sequential record revenues, and a book-to-bill ratio above one, speaks loudly for the prospects for our company."
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Arnold Agbayani, CFO of IXYS, said, "In light of the growth of the company, and to improve the financial reporting, we have reorganized our financial team, and added qualified controllers to our staff, in our head office and in Clare. We are seeing improved gross margins when compared to last year's results. The company broke the $40 million revenue level with an increase in backlog and an increase in cash. Financially, we gained strength and are poised to continue to invest for growth. Regarding our outlook, the September quarter is the `European Summer' quarter, we therefore expect revenues for the September quarter to be at about the same level as the June quarter just ended."

IXYS develops and markets primarily high performance power semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog ICs that control flat panel displays, medical instruments and telecommunication products.

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding the penetration of our products, synergies, new orders, our prospects, our potential for investments for growth and our expectations for our second fiscal quarter ending September 30, 2003. Actual results may vary materially from those contained in the forward-looking statements, due to unanticipated adverse variations in demand for our products, difficulties in marketing and selling our products and an inability to properly identify, or problems in implementing, perceived synergies Further information on other factors that could affect IXYS is detailed and included in IXYS's 10-K for the fiscal year ended March 31, 2003, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Additional information may be obtained by visiting IXYS' website at http://www.ixys.com, or by contacting the Company directly.
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                                IXYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)
                                   (unaudited)

                                                                                March 31,         June 30,
                                                                                  2003              2003
                                                                                ---------        ---------
                          ASSETS
Current assets:
     Cash and cash equivalents                                                  $  42,842        $  44,361
     Accounts receivable, net                                                      21,475           23,234
     Inventories                                                                   49,162           51,217
     Prepaid expenses and other assets                                                943              960
     Deferred income taxes                                                         10,285           10,172
                                                                                ---------        ---------
              Total current assets                                                124,707          129,944
Plant and equipment, net                                                           28,715           28,249
Other assets                                                                        5,655            5,642
Deferred income taxes                                                               2,563            2,789
Goodwill                                                                           21,417           21,417
                                                                                ---------        ---------

              Total assets                                                      $ 183,057        $ 188,041
                                                                                =========        =========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of capitalized lease obligations                           $   3,238        $   3,490
     Current portion of notes payable to bank                                         700              800
     Accounts payable                                                              11,177           14,099
     Accrued expenses and other liabilities                                        14,167           14,920
                                                                                ---------        ---------
              Total current liabilities                                            29,282           33,309
Capitalized lease and other long term obligations, net of current portion           5,042            4,397
Pension liabilities                                                                 9,924           10,523
                                                                                ---------        ---------
              Total liabilities                                                    44,248           48,229
                                                                                ---------        ---------

Common stock                                                                          320              320
Additional paid-in capital                                                        144,835          145,085
Deferred compensation                                                                 (26)             (18)
Notes receivable from stockholders                                                   (913)            (913)
Accumulated deficit                                                                (6,318)          (5,875)
Accumulated other comprehensive loss                                                1,358            1,660
Treasury stock                                                                       (447)            (447)
                                                                                ---------        ---------
              Stockholders' equity                                                138,809          139,812
                                                                                ---------        ---------

              Total liabilities and stockholders' equity                        $ 183,057        $ 188,041
                                                                                =========        =========

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
                                IXYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                                      Three Months Ended
                                                                           June 30,
                                                                    ------------------------
                                                                      2002            2003
                                                                    --------        --------
Net revenues                                                         $27,437         $40,096
Cost of goods sold                                                    21,061          27,755
                                                                    --------        --------
         Gross profit                                                  6,376          12,341
                                                                    --------        --------
Operating expenses:
         Research, development and engineering                         2,186           4,035
         Selling, general and administrative                           5,115           6,277
         Amortization of intangibles                                      90             212
                                                                    --------        --------
                          Total operating expenses                     7,391          10,524
                                                                    --------        --------
         Operating income                                             (1,015)          1,817
Other expense, net                                                    (1,188)         (1,135)
                                                                    --------        --------
         Income (loss) before income tax (provision) benefit          (2,203)            682
Income tax (provision) benefit                                           785            (239)
                                                                    --------        --------
Net income (loss)                                                    ($1,418)           $443
                                                                    ========        ========
Net income (loss) per share - basic                                   ($0.05)          $0.01
                                                                    ========        ========
Weighted average shares used in per share calculation - basic         27,999          31,986
                                                                    ========        ========
Net income (loss) per share - diluted                                 ($0.05)          $0.01
                                                                    ========        ========
Weighted shares used in per share calculation - diluted               27,999          35,113
                                                                    ========        ========

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